Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:  Amy Phares
 Public Relations Coordinator
Phone: (219) 874-9208
Fax:  (219) 873-2628
Date:  February 6, 2017

Horizon Bank Consolidates Branch in Bargersville Indiana

Horizon Bank announces the consolidation of two branches into one as part of their purchase of the majority of the assets and assumption of all the deposits of the Bargersville branch of First Farmers Bank & Trust Bargersville. The branch located at 42 S. State Road 135, Bargersville, Indiana has been consolidated into Horizon’s current branch located at 507 Three Notch Lane, less than 1/2 mile north of the branch. Hours are expanded giving drive up access at 7:30 a.m. Monday through Friday along with the branch being open on Saturdays.

“We are very pleased to welcome the customers of First Farmers Bank & Trust to Horizon and continue to offer them the same excellent service they are accustomed to. We are also looking forward to adding the First Farmers Bank & Trust employees to the Horizon team,” stated Steve Bechman, Market President of Johnson County.

“I am excited about the transition of the Bargersville Branch of First Farmers Bank & Trust to Horizon Bank.  Horizon Bank shares the same commitment of quality customer service as we do.  Together, we understand that taking care of the customer is our first priority.  First Farmers Bank & Trust customers will find the advantage of other convenient Horizon locations in Johnson County as an added benefit.  Come in and see familiar and new faces at the Bargersville Horizon Branch office so that we can welcome you to your new banking location,” stated Paula Heuchan, Assistant Branch Manager of the First Farmers Bank & Trust Bargersville branch.

On February 3rd, the First Farmers Bargersville branch closed. Accounts transferred to the Horizon branch on State Road 135 on February 4th. On Monday, February 6th, former First Farmers Bank & Trust customers will begin using Horizon Bank.

About Horizon
Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern and Central Indiana and Southwest and Central Michigan through its commercial banking subsidiary Horizon Bank, NA. Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached online at www.horizonbank.com. Its common stock is traded on the NASDAQ Global Select Market under the symbol HBNC.

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